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                                    EXHIBIT 8.2.1.

MORGAN BEAUMONT, INC. ANNOUNCES TWO NEW DIRECTORS
11/2/2004 11:04:00 AM

SARASOTA, Fla., Nov 2, 2004 (BUSINESS WIRE) -- Morgan Beaumont, Inc. (MBEU), a premier provider of Stored Value and Debit Card Solutions announced today that two new Directors, Benjamin Bond and VL "Brother" Sandifer, have joined its
Board. Both will serve on Morgan's Audit and Compensation Committees....